Exhibit 99.1

Hawthorn Bancshares Announces Results of 2011 Annual Meeting

LEE’S SUMMIT, Mo. — June 8, 2011 — The Board of Directors of Hawthorn Bancshares Inc. (NASDAQ: HWBK) announced that at its June 7, 2011 Annual Meeting of Shareholders, voters re-elected Philip D. Freeman and James E. Smith, as Class I directors to serve three-year terms expiring 2014.

Mr. Freeman has served as director of Hawthorn Bancshares since 1993 and is currently the owner/manager of a mortuary in Jefferson City, MO. Mr. Smith has served as director since 1997 and as chairman and chief executive officer of the company from 2002 through 2010 when he retired from daily operations.

Other members of the 6 member board include Chairman, CEO & President David T. Turner, Charles G. Dudenhoeffer, Jr., Kevin L. Riley, and Gus S. Wetzel, II. The Company’s advisory directorate is composed of Harold G. Butzer, David R. Goller, James R. Loyd and Julius F. Wall.

Shareholders also approved ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and the shareholder advisory vote on executive pay.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.